QuickLinks -- Click here to rapidly navigate through this document

CONTACTS:

Shelly Doran  317.685.7330 Investors
Les Morris      317.263.7711 Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES STRONG FIRST QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDENDS

        Indianapolis, Indiana—May 6, 2004...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter ended March 31, 2004:

  •
  Diluted funds from operations ("FFO") of the Simon portfolio for the quarter increased 9.2% to $254.3 million from $232.8 million in 2003. On a per share basis the increase was 7.9% to $0.96 per share from $0.89 per share in the first quarter of 2003.

  •
  Net income available to common shareholders for the quarter decreased 12.2% to $48.4 million from $55.1 million in 2003. On a per share basis the decrease was 17.2% to $0.24 per share from $0.29 per share in the first quarter of 2003.

        The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP"). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts and provides a relevant basis for comparison among REITs. A reconciliation of net income to FFO is provided in the financial statement section of this press release.

        Comparable retail sales per square foot increased 5.4%, to $411 at March 31, 2004 as compared to $390 at March 31, 2003, while total retail sales per square foot increased 5.7%, to $408 at March 31, 2004 as compared to $386 at March 31, 2003. Average base rents for mall and freestanding stores in the regional mall portfolio were $32.75 per square foot at March 31, 2004, an increase of $1.47 or 4.7%, from March 31, 2003. The average initial base rent for new mall store leases signed during the first quarter of 2004 was $38.61, an increase of $6.25 or 19% over the tenants who closed or whose leases expired. Occupancy for mall and freestanding stores in the regional malls at March 31, 2004 was 91.1%, as compared to 91.7% at March 31, 2003.

        "The Company had a strong first quarter," said David Simon, Chief Executive Officer. "We experienced healthy increases in retail sales and continued to re-lease space at industry-leading spreads. While our occupancy rate was down as a result of tenant bankruptcy closures in the last six months, retailer demand for new space remains very solid and will support our retenanting efforts. We have completed nearly $500 million of high-quality asset acquisitions since year-end at attractive yields. These acquisitions, coupled with the strength of our core portfolio and robust development pipeline, position us well for the remainder of 2004."

Dividends and Common Stock Repurchase Program

        Today the Company announced a common stock dividend of $0.65 per share to be paid on May 28, 2004 to shareholders of record on May 17, 2004.

        The Company also declared dividends on its two public issues of preferred stock, payable on June 30, 2004 to shareholders of record on June 16, 2004:

  •
  Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred Stock (NYSE:SPGPrF)—$0.546875 per share.

  •
  Simon Property Group, Inc. 7.89% Series G Cumulative Preferred Stock (NYSE:SPGPrG)—$0.98625 per share.

        The Company also announced that its Board of Directors has authorized a common stock repurchase program under which the company may purchase up to $250 million of its common stock over the next twelve months as market conditions warrant. The shares may be repurchased in the open market or in privately negotiated transactions.

Development Activities

        Yesterday, the Company's Board of Directors approved the development of Coconut Point, a 166 acre town center located in a master-planned 500-acre mixed-use development located in Estero/Bonita Springs on the west coast of Florida, halfway between Ft. Myers and Naples. Coconut Point will be an open-air, mixed-use mainstreet regional shopping center with a community center component featuring 18 acres of lakes, a pedestrian boardwalk and unique architecture. Coconut Point will include 1.2 million square feet of retail space, 90,000 square feet of office condominiums and 200 to 400 residential units.

        Coconut Point's retail space, designed by world-renowned architects, The Jerde Partnership of Venice, CA, will be comprised of three components. The village will be a mainstreet design anchored by Dillard's, Muvico Theatres, Barnes & Noble and four restaurants. The Village is expected to include small shop tenants such as Apple, Hollister, J. Jill, Jos. A. Banks, Talbots and Williams-Sonoma. The community center will be anchored by Bed Bath & Beyond, Best Buy, Designer Shoe Warehouse, Office Max, Old Navy, PetsMart, Pier One, Ross Dress for Less and Sports Authority. Connecting the village and the community center will be the third component, a unique and exciting concept called The Lakefront. This environment will contain entertainment, casual and sit-down dining and shops.

        Residential condominiums will be developed over the mainstreet above two of the retail buildings, with the balance of the units, a clubhouse and a pool on a 3.7 acre parcel behind the main street. The development and sale of the residential condominiums will be undertaken by a third party developer who specializes in residential products.

        Phase I, which includes the community center, The Lakefront shops and a portion of the village inclusive of the Muvico Theater, is expected to open in October of 2005. Phase II, which includes the balance of the main street from Barnes & Noble to Dillard's, along with the commercial and residential condominiums, is projected to open in September of 2006. The Company owns the project in a 50/50 joint venture with Dillard's, Inc. Gross costs are expected to approximate $224 million and construction is expected to commence in June of 2004.

        The Company also has five new development projects currently under construction:

  •
  Chicago Premium Outlets is the third development to be undertaken jointly by Simon and Chelsea Property Group. A 50/50 joint venture, the site is approximately 35 miles west of downtown Chicago on Interstate 88, also known as the East-West Tollway, in Aurora, Illinois. This upscale manufacturers' outlet shopping center will comprise 438,000 square feet and will feature tenants such as Giorgio Armani, Brooks Brothers Factory Store, Elie Tahari, Kate Spade, Kenneth Cole and Versace Company Store. Gross costs are expected to approximate $90 million and the project is scheduled to open May 19, 2004.

  •
  Clay Terrace is a 570,000 square foot upscale center located at the southwest corner of U.S. 31 and 146th Street, approximately fifteen miles north of downtown Indianapolis, Indiana. Clay Terrace is an open-air, mixed-use shopping center project, incorporating a mix of "big box" anchor stores, specialty retail stores, unique restaurants and Class A office space. Clay Terrace tenants will include: Dick's Sporting Goods, Wild Oats, Circuit City, Mitchell's Fish Market, and Designer Shoe Warehouse. The Company owns the project in a 50/50 joint venture with Lauth

    Property Group. Gross costs are expected to approximate $108 million and the project is scheduled to open in the fourth quarter of 2004.

  •
  St. Johns Town Center, a 1.5 million square foot open-air retail project, is under construction in Jacksonville, Florida. The project will be comprised of a village component with a mainstreet design and a community center, and will feature Dillard's, Barnes & Noble, Dick's Sporting Goods, Target, Ross Dress for Less, Designer Shoe Warehouse, Staples and PetsMart. Restaurants will include The Cheesecake Factory, Maggiano's, and P.F. Chang's. Simon is developing the project in conjunction with joint venture partner Ben Carter Properties. The Company will own 85% of this project until certain financial hurdles are met, at which time ownership changes to 50/50. Gross costs are expected to approximate $165 million and the project is scheduled to open in the first quarter of 2005.

  •
  Wolf Ranch is a 670,000 square foot retail shopping complex located at the southwest corner of I-35 and State Road 29 in Georgetown, Texas. It will be an open-air, mixed-use shopping center containing a mix of "big box" anchor stores, specialty retail stores and unique restaurants. Wolf Ranch will be anchored by Target and Kohl's and contain eight junior anchors including Linens N' Things, Office Depot and PetsMart. Construction started on December 16, 2003 and gross costs are expected to approximate $98 million. The project is scheduled to open in the third quarter of 2005. The Company owns 100% of this asset.

  •
  Firewheel Town Center is a 785,000 square foot open-air regional shopping center located at the intersection of State Road 190 and President George Bush Expressway and State Road 78 in Garland, Texas. The project will feature Foley's, Dillard's, AMC Theaters, Barnes & Noble, Circuit City, Sports Authority and Linens N' Things. The project will contain approximately 245,000 square feet of small shop space, four sit-down restaurants, plus 75,000 square feet of second level office space. Construction started on February 26, 2004 and gross costs are expected to approximate $132 million. The project is scheduled to open in the fourth quarter of 2005. The Company also owns 100% of this asset.

        The Company's most significant expansion and redevelopment projects underway are the redevelopment of SouthPark Mall in Charlotte, North Carolina and the expansion of The Forum Shops at Caesars. At SouthPark, a new 153,000 square foot Nordstrom, a 60,000 square foot Hecht's expansion, and 50,000 additional square feet of small shops opened in March of 2004. An additional phase of the redevelopment of SouthPark is under construction which will add Galyan's (opening in the third quarter of 2004), a food court, and two restaurants. Expected gross costs for the SouthPark redevelopment are $97 million. The phase III expansion of Forum Shops will open in October of 2004, adding 175,000 square feet of unique luxury designers, restaurants, and one-of-a kind retailers. Expected gross costs for phase III of Forum Shops are $139 million.

Acquisitions

        On February 5, 2004, the Company acquired a 95% interest in Gateway Shopping Center in Austin, Texas for $107 million. This 513,000 square foot project is 99% leased and is located at the confluence of Mo-Pac Expressway (Loop 1), Research Boulevard (Highway 183), and Capital of Texas Highway (Loop 360)—three of the major arterial roads in Austin. The joining of these three highways has become known as the Golden Triangle section of Austin.

        Gateway's tenant line-up includes The Container Store, Whole Foods, Smith & Hawken, Linens 'N Things, Old Navy, Best Buy, Ulta 3 Salon and Cosmetics, Comp USA and Regal Cinema. In the fall Crate & Barrel will open its only store in the Austin market in a two-level 35,000 square foot location. Average small shop sales for the center are approximately $370 per square foot.

        On April 27, 2004, the California Public Employees' Retirement System ("CalPERS") and the State of Michigan Treasury ("Michigan") sold their interests in Bangor Mall in Bangor, Maine (50% interest) and Montgomery Mall in Montgomeryville, Pennsylvania (57.31% interest) to their existing partners. In connection with these transactions, Simon Property Group's interest in Bangor Mall increased to 67.6% from 32.6% and its interest in Montgomery Mall increased to 54.4% from 23.1%. The Company's cost to acquire these additional ownership interests was approximately $67 million.

        Bangor Mall comprises 655,000 square feet and is anchored by Filene's, JCPenney and Sears, with Dick's Sporting Goods scheduled to open on an available anchor pad in November of 2004. Bangor Mall generates sales of approximately $370 per square foot, was 91% leased at December 31, 2003, and is the only mall in the city of Bangor. Montgomery Mall is a 1.1 million square foot center in suburban Philadelphia and is anchored by JCPenney, Macy's, Sears and Strawbridge's. Montgomery Mall generates sales of approximately $360 per square foot and was 92% leased at December 31, 2003.

        On May 4, 2004, the Company completed the purchase of a 100% interest in Plaza Carolina in San Juan, Puerto Rico for $309 million from a partnership owned 50% by CalPERS and 50% by Michigan. Plaza Carolina is the premier shopping destination in the entire northeast sector of Puerto Rico and receives over 30,000 visitors per day. Located in Carolina, southeast of San Juan, Plaza Carolina comprises 1.1 million square feet and is anchored by JCPenney, Sears, a supermarket, a movie theater and four junior anchors. Specialty shop retailers include Limited Too, PacSun, d.e.m.o., Claire's Boutique, Casa Febus, GAP, Rave, Charlotte Russe, Zales Jewelers, World Footlocker, Old Navy and Champs Sports. Built in 1978, Plaza Carolina generates total annual sales of approximately $275 million and sales per square foot of over $450. The center has maintained a 98% average historical occupancy rate over the last five years.

Mall of America Update

        The September 10, 2003 Order of the Federal District Court in Minnesota requires the Company to disgorge "net profits" received as a result of its ownership interest in Mall of America from October, 1999 to the present. The Court-appointed Special Master issued his findings regarding his computation of net profits in a memorandum issued May 3, 2004. As a result of this memorandum, the Company recorded an additional estimated loss on the disposition of this asset in the first quarter of $13.5 million, or $0.05 per share. This item adversely impacted net income, but did not affect Funds from Operations. We have appealed the Court's Order to the United States Court of Appeals for the Eighth Circuit. We will also be appealing the Special Master's findings. The Company has not recorded earnings from Mall of America since the date of the Order.

2004 Guidance

        The Company updated its 2004 earnings guidance today. Diluted net income per share is expected to be within a range of $1.61 to $1.65 and diluted FFO per share is expected to be within a range of $4.28 to $4.32.

        The following table provides the reconciliation of estimated diluted net income per share to diluted FFO per share.

For the twelve months ended December 31, 2004	Low Range	High Range
Estimated diluted net income per share	$1.61	$1.65
Depreciation and amortization including our share of joint ventures	2.68	2.68
(Gain)/Loss on sales of real estate and discontinued operations	0.00	0.00
Impact of additional dilutive securities for FFO per share	(0.01)	(0.01)

Estimated diluted FFO per share	$4.28	$4.32

Forward-Looking Statements

        Estimates of future net income per share and FFO and other statements regarding future developments and operations are forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

        Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, acquisitions and changes in market rates of interest or foreign currency. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (in the About Simon section), www.companyboardroom.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Daylight Time (New York) tomorrow, May 7th. An online replay will be available for approximately 90 days at www.simon.com.

Supplemental Materials

        The Company will publish a supplemental information package tomorrow morning which will be available at www.simon.com in the Investor Relations section, Other Financial Reports tab. It will also be furnished to the SEC as part of a Form 8-K. If you wish to receive a copy via mail, please call 800-461-3439.

        Simon Property Group, Inc. (NYSE:SPG), headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 247 properties in North America containing an aggregate of 192 million square feet of gross leasable area in 37 states plus Canada and Puerto Rico. The Company also holds interests in 48 assets in Europe (in France, Italy, Poland and Portugal). Additional Simon Property Group information is available at www.simon.com.

SIMON
Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended March 31,
	2004		2003
REVENUE:
Minimum rent	$355,609		$327,416
Overage rent	9,509		8,036
Tenant reimbursements	174,063		159,613
Management fees and other revenue	17,913		18,826
Other income	27,219		20,972

Total revenue	584,313		534,863
EXPENSES:
Property operating	85,123		77,670
Depreciation and amortization	138,385		120,947
Real estate taxes	60,386		51,802
Repairs and maintenance	22,477		22,301
Advertising and promotion	12,635		11,458
Provision for credit losses	3,415		4,363
Home and regional office costs	20,965		18,753
General and administrative	3,564		3,044
Other	8,893		5,954

Total operating expenses	355,843		316,292
OPERATING INCOME	228,470		218,571
Interest expense	153,386		151,197

Income before minority interest	75,084		67,374
Minority interest	(861)		(1,833)
(Loss)/Gain on sales of assets and other, net	(13,500	)(A)	23
Income tax expense of taxable REIT subsidiaries	(2,010)		(1,963)

Income before unconsolidated entities	58,713		63,601
Income from other unconsolidated entities	17,072		21,380

Income from continuing operations	75,785		84,981
Results of operations from discontinued operations	(209)		3,085
Gain on disposal or sale of discontinued operations, net	91		4,252

Income before allocation to limited partners	75,667		92,318
LESS:
Limited partners' interest in the Operating Partnership	14,575		18,661
Preferred distributions of the Operating Partnership	4,905		2,835

NET INCOME	56,187		70,822
Preferred dividends	(7,836)		(15,682)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$48,351		$55,140

SIMON
Per Share Data and Selected Mall Operating Statistics
Unaudited

	Three Months Ended March 31,
	2004	2003
PER SHARE DATA:
Basic Earnings Per Common Share:
Income from continuing operations	$0.24	$0.26
Discontinued operations—results of operations and gain on disposal or sale, net	0.00	0.03

Net income available to common shareholders	$0.24	$0.29

Percentage Change	-17.2%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.24	$0.26
Discontinued operations—results of operations and gain on disposal or sale, net	0.00	0.03

Net Income available to common shareholders	$0.24	$0.29

Percentage Change	-17.2%

SELECTED U.S. REGIONAL MALL OPERATING STATISTICS

	March 31, 2004	March 31, 2003
Occupancy(B)
Consolidated Assets	90.6%	91.2%
Unconsolidated Assets	91.8%	92.6%
Total Portfolio	91.1%	91.7%
Average rent per square foot(B)
Consolidated Assets	$31.82	$30.29
Unconsolidated Assets	$34.20	$32.96
Total Portfolio	$32.75	$31.28
Comparable sales per square foot(C)
Consolidated Assets	$397	$374
Unconsolidated Assets	$437	$421
Total Portfolio	$411	$390
Total sales per square foot(C)
Consolidated Assets	$393	$370
Unconsolidated Assets	$433	$417
Total Portfolio	$408	$386

SIMON
Reconciliation of Net Income to FFO(D)
Unaudited
(In thousands, except as noted)

        The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP. The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and it provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio.

	Three Months Ended March 31,
	2004	2003
Net Income(E)(F)(G)	$56,187	$70,822
Plus: Limited partners' interest in the Operating Partnership and preferred distributions of the Operating Partnership	19,480	21,496
Plus: Depreciation and amortization from consolidated properties and discontinued operations	136,251	122,077
Plus: Simon's share of depreciation and amortization from unconsolidated entities	41,492	34,673
Plus: Loss/(Gain) on sales of real estate and discontinued operations	13,409	(4,275)
Less: Minority interest portion of depreciation and amortization	(1,081)	(1,334)
Less: Preferred distributions and dividends	(12,741)	(18,518)

FFO of the Simon Portfolio	$252,997	$224,941

Per Share Reconciliation:
Diluted net income per share	$0.24	$0.29
Plus: Depreciation and amortization from consolidated properties and the Company's share of depreciation and amortization from unconsolidated affiliates, net of minority interest portion of depreciation and amortization	0.67	0.62
Plus: Loss (gain) on sales of real estate and discontinued operations	0.05	(0.02)
Less: Impact of additional dilutive securities for FFO per share	0.00	0.00

Diluted FFO per share	$0.96	$0.89

Details for per share calculations:
FFO of the Simon Portfolio	$252,997	$224,941
Adjustments for dilution calculation:
Impact of Series B and C preferred stock conversion & option exercise(H)	1,274	7,849

Diluted FFO of the Simon Portfolio	$254,271	$232,790

Basic weighted average shares outstanding	202,250	187,070
Weighted average limited partnership units outstanding	60,587	62,413

Basic weighted average shares and units outstanding	262,837	249,483
Adjustments for dilution calculation:
Effect of stock options	964	674
Impact of Series B preferred 6.5% convertible stock	0	12,491
Impact of Series C cumulative preferred 7% convertible units	1,968	0

Diluted weighted average shares and units outstanding	265,769	262,648

Basic FFO per share	$0.96	$0.90
Percent Increase	6.7%
Diluted FFO per share	$0.96	$0.89
Percent Increase	7.9%

SIMON
Balance Sheets
Unaudited
(In thousands, except as noted)

	March 31, 2004	December 31, 2003
ASSETS:
Investment properties, at cost	$15,344,494	$14,971,823
Less—accumulated depreciation	2,706,928	2,556,578

	12,637,566	12,415,245
Cash and cash equivalents	489,757	535,623
Tenant receivables and accrued revenue, net	257,466	305,200
Investment in unconsolidated entities, at equity	1,646,948	1,811,773
Deferred costs, other assets, and minority interest, net	626,870	616,880

Total assets	$15,658,607	$15,684,721

LIABILITIES:
Mortgages and other indebtedness	$10,506,183	$10,266,388
Accounts payable, accrued expenses and deferred revenue	566,829	667,610
Cash distributions and losses in partnerships and joint ventures, at equity	23,238	14,412
Other liabilities, minority interest and accrued dividends	198,674	280,414

Total liabilities	11,294,924	11,228,824

COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIP	828,003	859,050
LIMITED PARTNERS' PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	258,220	258,220
SHAREHOLDERS' EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 12,000,000 and 12,078,012 issued and outstanding, respectively. Liquidation values $375,000 and $376,960, respectively	365,652	367,483
Common stock, $.0001 par value, 400,000,000 shares authorized, 205,642,447 and 200,876,552 issued and outstanding, respectively	21	20
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 and 3,200,000 issued and outstanding, respectively	—	1
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	4,160,063	4,121,332
Accumulated deficit	(1,180,654)	(1,097,317)
Accumulated other comprehensive income	16,240	12,586
Unamortized restricted stock award	(31,344)	(12,960)
Common stock held in treasury at cost, 2,098,555 shares	(52,518)	(52,518)

Total shareholders' equity	3,277,460	3,338,627

	$15,658,607	$15,684,721

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended March 31,
	2004	2003
REVENUE:
Minimum rent	$258,653	$206,026
Overage rent	5,757	5,264
Tenant reimbursements	133,341	106,040
Other income	40,780	30,430

Total revenue	438,531	347,760
EXPENSES:
Property operating	94,036	57,885
Depreciation and amortization	80,784	60,940
Real estate taxes	39,347	35,436
Repairs and maintenance	19,855	18,667
Advertising and promotion	10,399	8,146
Provision for credit losses	2,609	2,752
Other	22,760	17,152

Total operating expenses	269,790	200,978
OPERATING INCOME	168,741	146,782
Interest expense	111,791	86,205

Income Before Minority Interest and Unconsolidated Entities	56,950	60,577
Income from unconsolidated entities	(689)	2,294
Minority interest	0	(92)

Income from Continuing Operations	56,261	62,779
Income from discontinued joint venture interests(I)	—	3,386

NET INCOME	$56,261	$66,165

Third-party investors' share of Net Income	$33,020	$39,323

Our share of Net Income	23,241	26,842
Amortization of Excess Investment	6,169	5,462

Income from Unconsolidated Joint Ventures	$17,072	$21,380

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands, except as noted)

	March 31, 2004	December 31, 2003
ASSETS:
Investment properties, at cost	$10,189,277	$10,239,929
Less—accumulated depreciation	1,821,259	1,798,564

	8,368,018	8,441,365
Cash and cash equivalents	277,860	308,781
Tenant receivables	225,235	262,893
Investment in unconsolidated entities	106,195	94,853
Deferred costs and other assets	209,205	227,485

Total assets	$9,186,513	$9,335,377

LIABILITIES AND PARTNERS' EQUITY:
Mortgages and other indebtedness	$6,710,823	$6,643,052
Accounts payable, accrued expenses and deferred revenue	293,840	310,190
Other liabilities	34,601	74,206

Total liabilities	7,039,264	7,027,448

Preferred units	152,450	152,450
Partners' equity	1,994,799	2,155,479

Total liabilities and partners' equity	$9,186,513	$9,335,377

Our Share of:
Total assets	$3,771,388	$3,861,497

Partners' equity	$861,399	$885,149
Add: Excess Investment, net	762,311	912,212

Our net investment in joint ventures	$1,623,710	$1,797,361

Mortgages and other indebtedness	$2,764,981	$2,739,630

        Excess Investment represents the unamortized difference of our investment over our share of the equity in the underlying net assets of the partnerships and joint ventures acquired. We generally amortize excess investment over the life of the related Properties, typically 35 years, and the amortization is included in income from unconsolidated entities.

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

  (A)
  Represents additional estimated loss recorded as a result of the Special Master's memorandum on May 3, 2004 clarifying the calculation of "net profits" that must be disgorged by the Company related to the Mall of America litigation. The Company has appealed the Court's September 10, 2003 Order and will appeal the Special Master's findings.

  (B)
  Includes mall and freestanding stores.

  (C)
  Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

  (D)
  As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

  (E)
  Includes our share of gains on land sales of $4.3 million and $5.9 million for the three months ended March 31, 2004 and 2003, respectively.

  (F)
  Includes our share of straight-line adjustments to minimum rent of $2.2 million and $1.7 million for the three months ended March 31, 2004 and 2003, respectively.

  (G)
  Includes our share of the fair market value of leases from acquisitions of $7.4 million and $1.9 million for the three months ended March 31, 2004 and 2003, respectively.

  (H)
  Includes dividends of Series B and C Preferred Stock allocable to the Company as well as increased allocation of FFO to the Company as a result of assumed increase in the number of common shares outstanding. The Series B shares impacted only the 2003 results as they were converted or redeemed during 2003.

  (I)
  Discontinued Joint Venture Interests represent those partnership interests that have been sold or consolidated. Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and has, as a result, gained control of the joint venture. These interests have been separated from operational interests to present comparative results of operations for those joint ventures held as of March 31, 2004.

QuickLinks

SIMON Statements of Operations Unaudited (In thousands, except as noted)
SIMON Per Share Data and Selected Mall Operating Statistics Unaudited
SIMON Reconciliation of Net Income to FFO(D) Unaudited (In thousands, except as noted)
SIMON Balance Sheets Unaudited (In thousands, except as noted)
SIMON Joint Venture Statements of Operations Unaudited (In thousands, except as noted)
SIMON Joint Venture Balance Sheets Unaudited (In thousands, except as noted)
SIMON Footnotes to Financial Statements Unaudited